Exhibit 10.2

Employment Letter

January 12, 2006

Randall Paulfus

6950 NE 7 Ave.

Boca Raton, FL 33487

Dear Randy,

Please allow this letter to serve as the entire agreement between Q.E.P. Co., Inc. (the “Company”) and you, Randall Paulfus (the “Employee”) with respect to certain aspects of your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum LLC (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources.

Beginning Date

The Employee will work for the Company beginning on January 31, 2006.

Compensation

Salary: $6,000 per week (“Salary”). Employee’s Salary may be increased from time to time, by the Company.

Other Compensation Provisions:

During the course of the Employee’s engagement hereunder, the Employee will remain a partner of Tatum. As a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may pay the Employee, to the extent specified in that certain Interim Executive Services Agreement between the Company and Tatum (the “Services Agreement”). The Company acknowledges and consents to such arrangement.

Benefits

The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility, unless such exemption creates a violation of the plan.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit, the Employee will remain on his or her current Tatum medical plan.

The Employee must receive written evidence that the Company maintains directors’ and officers’ insurance to cover in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect. In addition, if at such times it is necessary to put a “tail” in place, the Employee will be covered no less favorably than the other Company officers.

The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys’ fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee’s employment with the Company, unless such cause of action, suit or other proceeding is caused by the intentional misconduct or gross negligence of the Employee.

Termination

The Company may terminate the Employee’s employment for any reason upon at least 30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. However, employment will not be cancelable within the first three month of service. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. Notwithstanding anything herein to the contrary, the Company may terminate Employee immediately if Employee engages in any illegal or unethical activity. The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Services Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this agreement concerning the payment of Salary will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

Employee may not assign his rights and obligations hereunder.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Q.E.P. Co., Inc.

By:
Signature

Name:
Title:

Acknowledged and agreed by:

EMPLOYEE:

(Signature)

(Print name)

Date:

3